10.12        EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

      THIS AGREEMENT is made and entered into this 21st day of November, 2000 by and between THE FIRST NATIONAL BANK OF LITCHFIELD, of Litchfield, Connecticut, its subsidiaries and affiliates (hereinafter called the "Corporation") and JEROME J. WHALEN of Litchfield, Connecticut (hereinafter called the "Executive").

W I T N E S S E T H:

      WHEREAS, the Executive has been in the employ of the Corporation and/or its subsidiaries and affiliates, and is now serving the Corporation as its President and Chief Executive Officer; and

      WHEREAS, because of the Executive's experience, knowledge of affairs of the Corporation, and reputation and contacts in the industry, the Corporation deems the Executive's employment with the Corporation important for its future growth; and

      WHEREAS, it is the desire of the Corporation and in its best interest that the Executive's service be retained; and

      WHEREAS, in order to induce the Executive to continue in the employ of the Corporation and in recognition of his past service, the Corporation has entered into this Agreement to provide him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises as well as of the mutual promises and covenants herein contained, it is agreed as follows:

ARTICLE I
---------

      1.1 Employment. The Corporation may employ the Executive in such capacity as the Corporation may from time to time determine. Notwithstanding anything contained herein, this Agreement is not an agreement of employment, and shall not be construed as such. Nothing in this Agreement shall be construed to constitute or to evidence any agreement or understanding, express or implied, on the part of Corporation to employ Executive as an employee for any specific period of time, or on the part of the Executive to remain as an employee of the Corporation for any specific period of time. Nothing herein shall restrict the right of the Executive to enter into an agreement with the Corporation concerning other terms and conditions of his employment.

      The benefits provided by this Agreement are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits.

      1.2 Prior Agreement. The Split Dollar Agreement between Corporation and Executive effective September 1, 1994 is null and void effective immediately. The Corporation may maintain ownership of the existing Security Denver Life Insurance Policy and Executive agrees to cooperate in signing such necessary documents as are needed so as to transfer ownership of that policy to Corporation.

ARTICLE II
----------

      2.1 Normal Retirement Benefits. If the Executive shall continue in the employment of the Corporation until April 1, 2007 (hereinafter referred to as "Normal Retirement Date"), he shall be entitled to a Normal Retirement Benefit commencing on the first day of the month next following his actual retirement and continuing during his lifetime, payable monthly in the annual amount of sixty percent (60%) of his Benefit Compensation Base (hereinafter defined), reduced by (1) one hundred percent (100%) of the Executive's Primary Social Security retirement benefit, and (2) the annual amount of benefits payable on the single life annuity basis from the defined benefit pension plan maintained by the Corporation, and (3) the annual amount of benefits payable on a life annuity basis from a defined benefit pension plan maintained by Lafayette American Bank (n/k/a "HUBCO").

      Nothing in this section shall require the actual purchase of an annuity or the surrender of any life insurance contract at retirement.

      2.3 Benefit Computation Base. The Executive's Benefit Computation Base shall be the average of the five (5) consecutive calendar years during the Executive's period of employment by the Corporation in which his compensation, including any bonus, is the highest.

      2.4 Accrued Benefit. As used herein, the term "Accrued Benefit" shall mean the amount to which the Executive would be entitled under Section 2.1 commencing at the Normal Retirement Date based on the Benefit Computation Base on the date as of which the Accrued Benefit is to be determined, multiplied by a fraction, the numerator of which is the actual number of months of employment with the Corporation, and the denominator of which is the total number of months of employment with the Corporation that the Executive would have completed had he continued employment with the Corporation until the Normal Retirement Date.

      2.5 Optional Forms of Payment. In lieu of the lifetime payments provided in Section 2.1 above, or whenever an Accrued Benefit is payable under this Agreement, with the consent of the Corporation, the Executive may elect in the calendar year prior to the

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

calendar year in which payments are to begin an optional form of payment which shall be the actuarial equivalent of the said lifetime payments, using the same actuarial factors as used in the Corporation's Defined Benefit Pension Plan.

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

ARTICLE III
-----------

      3.1 Death of Executive. Upon the death of the Executive while actively employed by the Corporation, the Executive will be entitled to a death benefit of $250,000 as specified in his Split Dollar Agreement entered into with Salisbury Bank & Trust Company, Trustee dated November 21, 2000. Should the Executive die after termination of employment by the Corporation but before receipt of retirement benefits, the death benefit payable to the Executive's designated beneficiary will be the net present value of his Accrued Benefit at date of death as defined in Section 2.4 calculated at 5.5% per annum, and utilizing the 1983 individual annuity mortality table. Said amount shall be payable by the Employer in one lump sum. Should the Executive die after payments commence hereunder, any payments to survivors will be whatever amount is provided, if any, under an optional form of benefit elected pursuant to Section 2.5.

ARTICLE IV
----------

      4.1 Termination of Service or Discharge. Except as provided in Section 4.5, in the event that prior to Normal Retirement Date, the Executive's employment with the Corporation is terminated for any reason other than death, the Executive shall be entitled to an annual benefit payable monthly commencing at the later of the Normal Retirement Date or his termination of employment and continuing for his lifetime which shall be his Accrued Benefit as of the date of his termination of employment. Such Accrued Benefit shall be multiplied by a fraction, the numerator of which is the Executive's actual number of months of employment with the Corporation and the denominator of which is the number of months of employment that the Executive would have completed had he continued employment with the Corporation until the Normal Retirement Date.

      4.2 Early Retirement. The Executive may retire prior to the Normal Retirement Date and receive an annual benefit determined in accordance with
Section 4.1, payable monthly, and continuing for his lifetime. Said early retirement and payments hereunder may commence at any date approved by the Corporation, and shall reflect appropriate actuarial adjustments for payments that commence prior to the Normal Retirement Date.

      4.3 Payment. Benefits payable under this Article Four shall be paid in the manner provided in Section 2.5.

      4.4 Employment by Competition. Anything to the contrary in this Agreement notwithstanding, in the event of termination of the Executive's employment with the Corporation for any reason prior to the Normal Retirement Date, payments that might otherwise be due and payable prior to the Normal Retirement Date will be deferred until the first day of the month next following attainment of the Normal Retirement Date should the Executive become employed in any way by a competitor of the Corporation which has an office within fifty (50) miles of the corporation within twenty-four (24) months of termination of employment with the Corporation.

      4.5 Forfeiture. Anything to the contrary in this Agreement notwithstanding, benefits under this Agreement shall be forfeited and all rights of the Executive and his beneficiaries shall become null and void, if the Executive's employment is terminated for cause. For this purpose, "cause" shall mean conviction by a court of law for fraud, misappropriation, embezzlement or any other crime related to the Corporation.

ARTICLE V
---------

      5.1 Alienability. Neither the Executive, his widow, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, or otherwise.


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
ARTICLE VI
----------

      6.1 Participation in Other Plans. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit-sharing, group insurance, bonus, the Corporation's contribution to any 401k, or any other employee plan or plans which the Corporation may have or hereafter have.

ARTICLE VII
-----------

      7.1 Funding. The Corporation reserves the absolute right at its sole and exclusive discretion to insure and otherwise provide for the obligations of the Corporation undertaken by this Agreement or to refrain from same, and to determine the extent, nature and method thereof, including the establishment of one or more trusts. At no time shall the Executive be deemed to have any right, title or interest in or to any specified asset or assets of the Corporation, trust or escrow arrangement, including, but not by the way of restriction, any insurance or annuity contract or contracts or the proceeds therefrom.

      Any such policy, contract or asset shall not in any way be considered to be security for the performance of the obligations of this Agreement.

      If the Corporation or Trustee purchases a life insurance or annuity policy or maintains any existing policy on the life of the Executive, he agrees to sign any papers that may be required for that purpose and including releasing any benefits other than $250,000 of life insurance benefits from such policy and to undergo any medical examination or tests which may be necessary, and generally cooperate with the Corporation in securing and maintaining such policy.

ARTICLE VIII
------------

      8.1 Reorganization. The Corporation shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm or person unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Corporation under this Agreement. Upon the occurrence of such event, the term "Corporation" as used in this Agreement shall be deemed to refer to such successor or survivor Corporation.

ARTICLE IX
----------

      9.1 Benefits and Burdens. This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives, and the Corporation, and any successor organization which shall succeed to substantially all of its assets and business without regard to the form of such succession.


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



ARTICLE X
---------

      10.1 Communications. Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by First Class mail, as the case may be:

      To the Corporation:

      THE FIRST NATIONAL BANK OF LITCHFIELD
      North Street
      Litchfield, CT 06759-0578
      Attn: Corporate Secretary

      To the Executive:

      JEROME J. WHALEN
      24 Baldwin Hill Road
      Litchfield, CT 06759

      Each party shall have the right by written notice to change the place to which any notice may be addressed.


ARTICLE XI
----------

      11.1 Claims Procedure. In the event that benefits under this Agreement are not paid to the Executive (or his beneficiary in the case of the Executive's death), and such person feels entitled to receive them, a claim shall be made in writing to the Corporation within sixty (60) days after written notice from the Corporation to the Executive or his beneficiary or personal representative that payments are not being made or are not being made under this Agreement. Such claim shall be reviewed by the Corporation. If the claim is approved or denied, in full or in part, the Corporation shall provide a written notice of approval or denial within sixty (60) days setting forth the specific reason for denial, specific reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired. If a claim is denied and a review is desired, the Executive (or beneficiary in the case of the Executive's death), shall notify the Corporation in writing within twenty (20) days (a claim shall be deemed denied if the Corporation does not take action within the aforesaid sixty
(60) day period). In requesting a review, the Executive or his beneficiary may review this Agreement or any document relating to it and submit any written issues and comments he or she may feel appropriate. In its sole discretion the Corporation shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement on which the decision is based.

      Any decision of the Corporation shall not be binding on the Executive, his personal representative, or any beneficiary without consent, nor shall it preclude further action by the Executive, his personal representative or beneficiary.

ARTICLE XII
-----------

      12.1 Entire Agreement. This instrument may be altered or amended only by a written agreement signed by the parties hereto.

      12.2 Jurisdiction. The terms and conditions of this Agreement are subject to the laws of the State of Connecticut.

      12.3 Gender. Any reference in this Agreement to the masculine shall be deemed to include the feminine.


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



      IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed by its duly authorized officer and its Corporate Seal affixed, duly attested by its Secretary, and the Executive has hereunto set his hand and seal at Litchfield, Connecticut the day and year first above written.


Witnessed:                                 THE FIRST NATIONAL BANK OF LITCHFIELD

/s/   George M. Madsen
----------------------
Name  George M. Madsen                     By:  /s/Ernest W. Clock
                                                ------------------

/s/  Judith E. Tartaro                     Its
----------------------
Name Judith E. Tartaro                     Duly Authorized Chairman



/s/  George M. Madsen                            /s/ Jerome J.Whalen
---------------------                            -------------------
Name George M. Madsen                            Jerome J. Whalen


/s/ Judith E. Tartaro
---------------------
    Judith E. Tartaro


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